EXHIBIT 23
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The Board of Directors
Fidelity Bancorp, Inc.



We consent to incorporation by reference in the registratioin statements on Form S-8 pertaining to the Fidelity Bancorp, Inc.'s 1998 Stock Compensation Plan filed January 25, 1999, the 1997 Employee Stock Compensation Program filed March 12, 1998, and the 1993 Employee Stock Compensation Program and 1993 Directors' Stock Option Plan filed May 2, 1997, of our report dated october 29, 1999, relating to the consolidated statements of financial condition of Fidelity Bancorp, Inc. as of September 30, 1999 and 1998, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 1999, which report appears in the September 30, 1999, annual report on Form 10-K of Fidelity Bancorp, Inc.



/s/KPMG LLP

Pittsburgh, Pennsylvania
December 18, 1999